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                                                              EXHIBIT 8.01

                 [KIRKPATRICK & LOCKHART LLP LETTERHEAD]

                                          November 24, 1997

United States Filter Corporation

40-004 Cook Street

Palm Desert, CA 92211

Gentlemen:

  We have acted as counsel to United States Filter Corporation, a Delaware corporation ("USF"), in connection with the proposed merger (the "Merger") of USF/PW Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of USF ("Merger Sub") with and into Puro Water Group, Inc., a Delaware corporation ("Puro"). You have requested our opinion regarding the United States federal income tax consequences of the Merger.

  In rendering our opinion, we have reviewed the Agreement and Plan of Merger, dated as of October 8, 1997, by and among USF, Merger Sub and Puro, relating to the Merger (the "Merger Agreement"), the Proxy Statement to stockholders of Puro and the Prospectus of USF relating to the Merger (the "Proxy Statement/Prospectus"), and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

  In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the Merger Agreement and that the Proxy Statement/Prospectus accurately reflects the material facts of the Merger and those surrounding USF, Merger Sub and Puro. In addition, as to any facts material to this opinion which we did not independently establish or verify, we have relied upon the facts contained in the statements and representations of officers and other representatives of USF, Merger Sub, Puro, certain stockholders of Puro and others.

  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

  Based upon the foregoing, it is our opinion that, under present law, for United States federal income tax purposes, the Merger (pursuant to which the shares of common stock of Puro held by the stockholders of Puro will be converted into shares of the common stock of USF) will be treated as a reorganization within the meaning of Section 368(a) of the Code. We further confirm, based on the foregoing, our opinion as set forth (subject to qualifications and limitations also set forth) under the heading "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus. Other than as expressly set forth above, we express no opinion as to the United States federal, state, local, foreign or other tax consequences of the Merger.

  Any material changes in the facts from those set forth or assumed herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

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United States Filter Corporation

November 24, 1997

Page 2

  We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and to the reference to us under the caption "The Merger--Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus forming part of the Form S-4 and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Yours truly,

                                          Kirkpatrick & Lockhart LLP